UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                            FORM 8-K CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                      ------------------------------------

                Date of Report (Date of earliest event reported)

                               December 23, 2003


                             Commission File Number

                                    0-28378


                                     AmREIT
        ----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           TEXAS                                    76-0410050
-------------------------------          ---------------------------------
(State or other jurisdiction of          (IRS Employer Identification No.)
 Incorporation or organization)



      8 Greenway Plaza, Suite 824,
         Houston, Texas 77046                            713-850-1400
----------------------------------------       -------------------------------
(Address of principal executive offices)      (Registrant's telephone number)



                                   [N/A]
      ----------------------------------------------------------------
       (Former name or former address, if changed since last report)

                               TABLE OF CONTENTS



Item 5.  Other Events and Required FD Disclosure

Item 7.  Financial Statement, Pro Forma Financial Information and Exhibits

Item 5.           Other Events and Required FD Disclosure




The Company is filing this Form 8-K to update the Company's historical financial statements included in our current Report on form 10-KSB filed on April 4, 2003 for discontinued operations that have resulted from real estate assets disposed of or contracted to be disposed of during the period from July 1 through September 30, 2003 in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The remaining information as presented in the original filing of our 2002 Form 10-KSB is considered relatively unchanged. Copies of the Company's SEC filings can be accessed free of charge at the Company's website address, www.amreit.com

The following Item 7 is intended to update the corresponding section of the Company's Form 10-KSB.

                                    Part II

     Item 6 Management's Discussion and Analysis of Financial Condition and Results of Operations



Forward-Looking Statements

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" issued by the Financial Accounting Standards Board, the consolidated statement of operations have been revised from those originally reported for the years ended December 31, 2002 and 2001 to reflect separately the results of discontinued operations for two properties under contract pending sale during the nine months ended September 30, 2003. The revisions had no impact on the consolidated balance sheet, statement of shareholder's equity or statement of cash flows. The revisions had no impact on net (loss) income or net (loss) income per share for the years ended December 31, 2002 and 2001.

Certain information presented in this Form 10-KSB constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in real estate market conditions, continued availability of proceeds from the Company's debt or equity capital, the ability of the Company to locate suitable tenants for its properties and the ability of tenants to make payments under their respective leases.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and trends which might appear should not be taken as indicative of future operations. The results of operations and financial condition of the Company, as reflected in the accompanying statements and related footnotes, are subject to management's evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors, which could affect the ongoing viability of the Company's tenants. Management believes the most critical accounting policies in this regard are the accounting for lease revenues (including the straight-line rent), the regular evaluation of whether the value of a real estate asset has been impaired and the allowance for doubtful accounts. Each of these issues requires management to make judgments that are subjective in nature. Management relies on its experience, collects historical data and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates.

AmREIT, a Texas real estate investment trust, is listed on the American Stock Exchange (AMY) and is a pre-eminent sponsor of high quality real estate investment opportunities to the financial planning community. The Company researches, identifies and participates in real estate opportunities and works hand in hand with the broker-dealer community to sponsor real estate investment products and services.

For more than 17 years we have established a track record of investing in commercial real estate leased primarily to corporate tenants in the retail, financial services and banking, medical and restaurant sectors. AmREIT's real estate team focuses on development, management, brokerage and ownership of freestanding credit tenant leased ("CTL") and frontage shopping centers ("FSC") that are located contiguous to major thoroughfares and traffic generators. AmREIT's real estate customer list includes national and regional tenants such as: Walgreen's, Goodyear Tire, Washington Mutual, IHOP, McDonald's, Herman Hospital, Radio Shack, Sprint, Coldwell Banker, Guaranty Federal, Bennigan's, Chili's, Texas Children's Hospital, Discount Tire, etc.

Liquidity and Capital Resources

Cash flow from operations has been the principal source of capital to fund the Company's ongoing operations. The Company's issuance of common stock and the use of the Company's credit facility have been the principal sources of capital to fund its growth.

Net cash provided by operating activities increased from $1.64 million in 2001 to $3.73 million in 2002. The increase in cash provided by operating activities was due primarily to the following components: (1) an increase in deferred merger costs of $1.9 million in 2002, compared to $0 in 2001. The deferred merger costs represent a charge to earnings taken for class A common shares issued to H. Kerr Taylor as deferred consideration as a result of the sale of his advisory company to AmREIT in June 1998. The merger of the Affiliated Partnerships triggered a payment under the deferred consideration agreement, and 302,281 class A common shares of AmREIT were issued and the charge taken to earnings, which is the primary cause of the $659 thousand loss in 2002, (2) a decrease in accounts receivable from during 2002 of $1.53 million compared to an increase in accounts receivable during 2001 of $388 thousand, and (3) an increase in deferred compensation of $0 in 2001 to $48 thousand in 2002. The increase in deferred compensation was due to restricted shares issued to employees and the board of trust managers as compensation in 2002. The above changes are offset by the operating loss of $659 thousand in 2002 compared to an operating profit of $790 thousand in 2001. The primary cause for the loss in 2002 is the $1.9 million charge to earnings for the deferred acquisition costs.

Net cash used in investing activities increased by $12.94 million to $15.27 million in 2002 when compared to 2001. The increase was primarily due to an increase in property acquisitions of $15.51 million to $18.95 million in 2002. This increase is related to the purchase of seventeen IHOP properties purchased during 2002 through a majority owned subsidiary. Eighty-three percent of the $17.96 million aggregate purchase price was financed with 83% non-recourse debt. This increase in net cash was partially offset by the proceeds from the sale of the OfficeMax property located in Lake Jackson, Texas, which increased $1.17 million from $2.52 million in 2001 to $3.69 million in 2002.

Net cash provided by financing activities increased $13.84 million in 2002 to $13.82 million in 2002 when compared to 2001. The increase was primarily due to: (1) proceeds from notes payable, which totaled $19.25 million in 2002 compared to $8.04 million in 2001, the proceeds of which were primarily used to fund the acquisition of the seventeen IHOP properties purchased during 2002,
(2) a decrease in payments of notes payables from $6.54 million in 2001 to $3.40 million in 2002, and (3) an increase in dividends paid from $605 thousand in 2001 to $1.73 million in 2002. The increase in dividends paid is a result of a 28% increase in the dividends per share paid to holders of class A shares, the issuance of additional class A common shares, and the dividends paid on the issuance of class B shares in July 2002 pursuant to the merger described below.

In order to continue to expand and develop its portfolio of properties and other investments, the Company intends to finance future acquisitions and growth through the most advantageous sources of capital available at the time. Such capital sources may include proceeds from public or private offerings of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders, acquisitions of the Company's affiliated entities or other unrelated companies, or the disposition of assets, as well as undistributed funds from operations.

On July 23, 2002, the Company completed a merger with the Affiliated Partnerships, which increased the Company's real estate assets by approximately $24.3 million. Pursuant to the merger, the Company issued approximately 2.6 million class B common shares to the limited partners in the Affiliated Partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the Affiliated Partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense stemmed from stock issued to H. Kerr Taylor, President and Chief Executive Officer, based on deferred consideration that was approved by the stockholders in 1998 as a result of the sale of his advisory company to AmREIT. Mr. Taylor was issued 302,281 shares of Class A common shares, which resulted in a charge to earnings in the third quarter 2002.


The Company's leases typically provide that the tenant bear responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, the Company's leases generally provide that the tenant be responsible for roof and structural repairs. Some of the tenants' leases require the Company to be responsible for roof and structural repairs. In these instances, the Company normally requires warranties and/or guarantees from the related vendors, suppliers and/or contractors, to mitigate the potential costs of repairs during the primary terms of the leases. Because many of the properties which are subject to leases that place these responsibilities on the Company are recently constructed, management anticipates that capital demands to meet obligations with respect to these properties will be minimal for the foreseeable future and can be met with funds from operations and working capital. The Company may be required to use bank borrowing or other sources of capital in the event of unforeseen significant capital expenditures.

In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which had an original term of one year, and has been extended through April 2003, the Company may borrow up to $20 million subject to the value of unencumbered assets. The Company is working on a modification of the Credit Facility, and the lender has agreed to extend the term by a period of fifteen months under comparable terms and conditions. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, and specified interest coverage and fixed charge coverage ratios. At December 31, 2002, the Lender waived these financial covenants. The Credit Facility bears interest at an annual rate of LIBOR plus a spread of 2.00%, which resulted in an effective interest rate of 3.4375% at December 31, 2002. As of December 31, 2002, $11.76 million was outstanding under the Credit Facility. The Company has approximately $8.24 million availability under its line of credit, subject to use of proceeds approval by the lender.

As of December 31, 2002, the Company owned forty-six properties directly and, since its inception, had invested $70.83 million, exclusive of any minority interests, including certain acquisition expenses related to the Company's investment in these properties. These expenditures resulted in a corresponding decrease in the Company's liquidity.

Until properties are acquired by the Company, the Company's funds are held in short-term, highly liquid investments which the Company believes to have appropriate safety of principal. This investment strategy has allowed, and continues to allow, high liquidity to facilitate the Company's use of these funds to acquire properties at such time as properties suitable for acquisition are located. At December 31, 2002, the Company's cash and cash equivalents totaled $2.51 million.

The Company paid aggregate cash dividends to the holders of its class A and class B common shares, as applicable, during 2002 and 2001, distributing a total of $1.73 million and $605 thousand, respectively, for each such fiscal year.

Inflation has had very little effect on income from operations. Management expects that increases in store sales volumes due to inflation as well as increases in the Consumer Price Index, may contribute to capital appreciation of the Company properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.

Funds From Operations

Funds from operations (FFO) decreased $973 thousand to $6 thousand in 2002 from $979 thousand in 2001. The decrease in FFO is primarily due to the $1.90 million charge to earnings in the third quarter 2002 resulting from 302,281 class A common shares issued to Mr. Taylor, resulting from the merger of the Affiliated Partnerships. The Company has adopted the National Association of Real Estate Investment Trust's (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of depreciable operating property, depreciation and amortization of real estate assets, and excluding results defined as "extraordinary items" under generally accepted accounting principles ("GAAP"). FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. The Company's computation of FFO may differ from the methodology for calculating FFO utilized by other equity REIT's and, therefore, may not be comparable to such other REIT's. FFO is not defined by GAAP and should not be considered an alternative to net income as an indication of the Company's performance.


Below is the reconciliation of net income, which the Company believes is the most comparable GAAP financial measure, to FFO in thousands:


                                                                                     2002                           2001
Net (loss) income                                                                          $(659)                          $ 791
Plus depreciation of real estate assets:
      Continuing operations                                                                  562                             391
      Discontinued operations                                                                 55                              51
Less loss (gain) on sale of real estate assets                                                48                            (254)
                                                                                -----------------             -------------------
                                                                                -----------------             -------------------
Total Funds From Operations  *                                                               $ 6                           $ 979

Cash dividends paid                                                                      $ 1,730                           $ 605
Dividends in excess of (less than) FFO  *                                                $ 1,724                           $(374)



* Based on the adherence to the NAREIT definition of FFO, we have not added back the $1.90 million charge to earnings in the third quarter 2002 resulting from shares issued to Mr. Taylor. Adding this $1.90 million charge to earnings back to earnings would result in $1.90 million adjusted funds from operations, and dividends paid less than adjusted FFO of $170 thousand.

Cash flows from operating activities, investing activities, and financing activities are presented below in thousands:


                                                                  2002                              2001
                                                        ------------------------          -----------------------
Operating activities                                             $ 3,729                           $ 1,642
Investing activities                                             (15,268)                           (2,333)
Financing activities                                              13,819                               (18)




Results of Operations

Years Ended December 31, 2002 and 2001:

As of December 31, 2002 and 2001, the Company owned and leased 46 and 19 properties, respectively. During the years ended December 31, 2002 and 2001, the Company had revenues of: (1) $5.19 million and $3.00 million, respectively, in rental income from operating leases and earned income from direct financing leases, (2) $2.04 million and $2.03 million, respectively, in service fee and other income, (3) $280 thousand and $342 thousand, respectively, in management fee income, (4) $417 thousand and $20 thousand, respectively, in income from non-consolidated affiliates and (5) $(48) thousand and $254 thousand, respectively, in (loss) gain on sale of property.

The increase in gross revenue is primarily attributed to the merger of the Affiliated Partnerships in July 2002 and the acquisition of the 17 IHOP properties during 2002, which generated increases in both rental income from operating leases and earned income from direct financing leases.

The Company sold an OfficeMax in Lake Jackson, Texas during 2002. The Company recorded a loss on the sale of this property primarily due to the write-off of accrued rental income .

The decrease in management fee income is primarily due to the merger of the Affiliated Partnerships in July 2002, which resulted in a decrease in management fees that had historically been paid from the Affiliated Partnerships.

The increase in income from non-consolidated affiliates is primarily due to Company's interest in AmREIT Opportunity Fund and AmREIT Income & Growth Fund. The Company is the general partner of AmREIT Opportunity Fund and AmREIT Income & Growth Fund, and receives a profit interest in these funds as certain investment objectives and returns are met for the third party limited partners.

Service fees and other income increased based on: (1) additional asset management and advisory fee income and commissions generated by an increase in capital raised through the Company's direct participation investment funds and
(2) income earned in our non-consolidated affiliates, which are a result of the Company's general partner interest's in its direct participation investment funds.

General and administrative costs were $2.80 million in 2002 compared to $1.95 million in 2001. The increased general and administrative costs are primarily related to: (1) property costs incurred due to a vacancy and required maintenance at Copper Plaza, and (2) increase in the number of employees during 2002 as we built the management and facilitation teams, resulting in an increase in personnel and benefit costs.

Legal and professional fees increased from $1.00 million in 2001 to $1.33 million in 2002. The primary increase was an increase in commission expense to third party broker dealers as a result of an increase in capital raised through the Company's direct participation investment funds and an increase in transfer agent costs due to the issuance of 2.6 million class B common shares as a result of the merger of the Affiliated Partnerships.

Interest expense was $1.77 million in 2002 compared to $1.06 million in 2001. The increase in interest expense is due to the acquisition of seventeen IHOP properties, which were purchased utilizing approximately $14.76 million in non-recourse debt with an average interest rate of 7.85%. Included in interest expense is $131 thousand and $8 thousand, respectively for 2002 and 2001, for amortized loan acquisition costs.

Item 7.       Financial Statement, Pro Forma Financial Information and Exhibits

(a)    (1)    Financial Statements
              Independent Auditors' Report
              Independent Auditors' Report
              Consolidated Balance Sheet, December 31, 2002
              Consolidated Statements of Operations for the Years Ended
              December 31, 2002 and 2001 Consolidated Statements of
              Shareholders' Equity for the Years Ended December 31, 2002 and
              2001 Consolidated Statements of Cash Flows for the Years Ended
              December 31, 2002 and 2001 Notes to Consolidated Financial
              Statements for the Years Ended December 31, 2002 and 2001

       (2)    Financial Statement Schedules

              Schedule III - Consolidated Real Estate Owned and Accumulated
                             Depreciation

INDEPENDENT AUDITORS' REPORT

To the Board of Trust Managers
AmREIT:

We have audited the accompanying consolidated balance sheet of AmREIT and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2002. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmREIT and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The consolidated financial statements of AmREIT and subsidiaries for 2001 prior to their restatement as required under Financial Accounting
Standards Board Statement No. 144 (Statement 144) as described in Note 10 to the consolidated financial statements, were audited by other auditors whose report is presented separately herein. We audited the reclassifications that were applied to revise the 2001 financial statements. In our opinion, such reclassifications are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of AmREIT and subsidiaries other than with respect to such reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.


KPMG LLP

Houston, Texas
March 31, 2003, except for the 5th
paragraph of Note 1, Item 5 of Note 6
and Note 10, which are as of December 17, 2003.

INDEPENDENT AUDITORS' REPORT


To the Board of Trust Managers
AmREIT

We have audited the consolidated statements of operations, shareholders' equity and cash flows of AmREIT (formerly AmREIT,Inc.) and subsidiaries (the "Company") for the year ended December 31, 2001 (none of which are presented herein in their original format). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, AmREIT and subsidiaries results of operations and cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America



DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2002

                            AMREIT AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                               December 31, 2002


                                                                                                  2002
 ASSETS
Property:
   Land                                                                                      $18,945,607
   Buildings                                                                                  28,652,858
   Furniture, fixtures and equipment                                                             381,383
                                                                                              __________
                                                                                              47,979,848
   Accumulated depreciation                                                                   (2,136,376)
                                                                                              __________
     Total property, net                                                                      45,843,472

 Net investment in direct financing leases                                                    23,405,324

 Cash and cash equivalents                                                                     2,506,868
 Accounts receivable                                                                             173,659
 Accounts receivable - related party                                                              68,934
 Escrow deposits                                                                                 120,466
 Prepaid expenses, net                                                                           438,696

 Other assets:
   Preacquisition costs                                                                            1,765
   Loan acquisition cost, net of $85,579 in accumulated amortization                             249,572
   Accrued rental income                                                                         360,062
   Intangible lease cost                                                                         257,600
   Investment in non-consolidated affiliates                                                     549,335
                                                                                              __________
     Total other assets                                                                        1,418,334
                                                                                              __________
 TOTAL ASSETS                                                                                $73,975,753
                                                                                             ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
   Notes payable                                                                             $33,586,085
   Accounts payable                                                                            1,126,219
   Accounts payable - related party                                                              206,123
   Security deposit                                                                               33,930
   Prepaid rent                                                                                    6,177
                                                                                             ___________
     TOTAL LIABILITIES                                                                        34,958,534
                                                                                             ___________
 Minority interest                                                                               810,971

 Shareholders' equity:
   Preferred stock, $.01 par value, 10,001,000 shares authorized, none issued                          -
   Class A Common stock, $.01 par value, 100,010,000 shares authorized,
     2,772,340 shares issued and outstanding                                                      27,723
   Class B Common stock, $.01 par value, 3,000,000 shares authorized,
     2,464,207 shares issued and outstanding                                                      24,642
   Capital in excess of par value                                                             47,183,271
   Accumulated distributions in excess of earnings                                            (8,426,846)
   Deferred compensation                                                                        (205,353)
   Cost of treasury stock, 65,379 shares                                                        (397,189)
                                                                                             ___________
     TOTAL SHAREHOLDERS' EQUITY                                                               38,206,248
                                                                                             ___________
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                  $73,975,753
                                                                                             ===========


 See Notes to Consolidated Financial Statements.

                            AMREIT AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                   Years ended December 31,
                                                                                 2002                   2001
Revenues:
   Rental income from operating leases                                       $ 3,386,030             2,371,793
   Earned income from direct financing leases                                  1,807,117               637,537
   Service fees and other income                                               2,041,999             2,033,008
   Management fees                                                               279,910               342,349
   Income from non-consolidated affiliates                                       416,904                20,743
   (Loss) gain on sale of property                                               (47,553)              254,013
   Interest income                                                                 4,206                10,555
                                                                               _________             _________
     Total revenues                                                            7,888,613             5,669,998
                                                                               _________             _________
 Expenses:
   General operating and administrative                                        2,801,946             1,953,285
   Legal and professional                                                      1,332,188             1,002,776
   Interest                                                                    1,774,973             1,063,574
   Depreciation                                                                  611,084               413,583
   Deferred merger costs                                                       1,904,370                     -
                                                                               _________             _________
     Total expenses                                                            8,424,561             4,433,218
                                                                               _________             _________
 (Loss) income before federal income taxes and minority
   interest in net income of consolidated joint ventures                        (535,948)            1,236,780

 Federal income tax expense for taxable REIT subsidiary                           60,656               144,420

 Minority interest in net income of consolidated joint ventures                 (308,010)             (527,571)
                                                                              __________             _________



(Loss) income from continuing operations                                        (904,614)              564,789

 Income from discontinued operations                                             245,841               225,719
                                                                              __________             _________
 Net (loss) income                                                              (658,773)              790,508

 Distributions paid to Class B shareholders                                     (865,293)                    -
                                                                              __________             _________


 Net (loss) income available to Class A shareholders                         $(1,524,066)              790,508
                                                                              ==========             =========

 Basic and diluted (loss) income from continuing operations per share              (0.72)                 0.24

 Net (loss) income per common share, basic and diluted                             (0.62)                 0.34
                                                                              ==========             =========

 Common shares used to compute net (loss) and income
   per share, basic and diluted                                                2,469,725             2,354,572
                                                                              ==========             =========

  See Notes to Consolidated Financial Statements.

                         AMREIT AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    Years ended December 31, 2002 and 2001



                                                                                                            Capital in
                                                                            Common Shares                    excess of
                                                                               Number          Amount        par value

 Balance at December 31, 2000                                                  2,384,117     $ 23,841      $ 21,655,867

  Net income                                                                           -            -                 -

  Repurchase of common shares, Class A (24,723 shares)                                 -            -                 -

  Distributions                                                                        -            -                 -
                                                                               _________       ______        __________

 Balance at December 31, 2001                                                  2,384,117       23,841        21,655,867
                                                                               _________       ______        __________

  Net loss                                                                             -            -                 -

  Issuance of common shares Class A                                              388,200        3,882         2,057,755

  Issuance of common shares Class B, net of 124,750 that
      converted to Class A                                                     2,464,207       24,642        23,469,649

  Issuance of restricted shares Class A                                                -            -                 -

  Repurchase of common shares Class A (46,069 shares)                                  -            -                 -

   Distributions                                                                       -            -                 -
                                                                               _________       ______        __________

 Balance at December 31, 2002                                                  5,236,524      $52,365       $47,183,271
                                                                               =========       ======        ==========






                                                              Accumulated
                                                             distributions        Defered          Cost of
                                                              in excess of      Compensation       treasury
                                                                earnings         Obligation         shares           Total
Balance at December 31, 2000                                 $ (6,223,523)       $         -     $ (127,467)     $ 15,328,718

Net income                                                        790,508                  -              -           790,508

Repurchase of common shares Class A (24,723 shares)                     -                  -       (160,703)         (160,703)

Distributions                                                    (604,742)                 -              -          (604,742)
                                                                _________          _________       ________        __________

Balance at December 31, 2001                                   (6,037,757)                 -       (288,170)       15,353,781
                                                                _________          _________       ________        __________

  Net loss                                                       (658,773)                 -              -          (658,773)

  Issuance of common shares, Class A                                    -                  -              -         2,061,637

  Issuance of common shares, Class B, net of 124,750 that
        converted to Class A                                            -                  -              -        23,494,291

  Issuance of restricted shares Class A                                 -           (205,353)       185,119           (20,234)

  Repurchase of common shares Class A (46,069 shares)                   -                  -       (294,138)         (294,138)

   Distributions                                               (1,730,316)                 -              -        (1,730,316)
                                                                _________            _______        _______        __________
Balance at December 31, 2002                                  $(8,426,846)         $ (205,353)    $(397,189)      $38,206,248
                                                                =========            ========       =======        ==========

See Notes to Consolidated Financial Statements.

                            AMREIT AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   Years ended December 31,
                                                                                                    2002              2001
 Cash flows from operating activities:
   Net (loss) income                                                                            $  (658,773)          790,508
   Adjustments to reconcile net (loss) income to net cash
       provided by operating activities:
       Loss (gain) on sale of property                                                               47,553          (254,013)
       Depreciation and amortization                                                                723,607           481,265
       Increase in minority interest in net income of consolidated
        joint ventures                                                                              308,010           527,571
       Deferred merger costs                                                                      1,904,370                 -
       Decrease (increase) in accounts receivable                                                 1,155,875           (89,921)
       Decrease (increase)in accounts receivable - related party                                    378,494          (298,521)
       Increase in prepaid expenses, net                                                           (170,028)         (128,324)
       (Decrease) increase in accounts payable                                                     (365,018)          821,168
       Increase in accounts payable- related party                                                  181,123            15,524
       Cash receipts from direct financing leases
         less than income recognized                                                                282,805           (38,581)
       Decrease (increase) in accrued rental income                                                  32,095          (102,757)
       Increase in prepaid rent                                                                       6,177                 -
       Increase in other assets                                                                     (49,114)          (81,545)
       Increase in deferred compensation                                                            (48,086)                -
                                                                                                  _________         _________
     Net cash provided by operating activities                                                    3,729,090         1,642,374
                                                                                                  _________         _________
 Cash flows from investing activities:
   Improvements to real estate                                                                     (623,124)         (432,276)
   Acquisitions of real estate                                                                  (18,951,523)       (3,445,279)
   Additions to furniture, fixtures and equipment                                                   (25,131)          (37,061)
   Distributions from (investment in) joint ventures                                                431,604          (729,958)
   Proceeds from sale of property                                                                 3,692,544         2,520,259
   Decrease (increase) in preacquisition costs                                                      207,435          (208,576)
                                                                                                 __________         _________
     Net cash used in investing activities                                                      (15,268,195)       (2,332,891)
                                                                                                 __________         _________
 Cash flows from financing activities:
   Proceeds from notes payable                                                                   19,253,403         8,038,500
   Payments of notes payable                                                                     (3,399,277)       (6,539,134)
   Loan acquisition costs                                                                           (38,035)         (169,579)
   Issuance of treasury stock                                                                       185,119                 -
   Purchase of treasury stock                                                                      (294,138)         (160,703)
   Issuance of common stock                                                                        (517,857)                -
   Retirement of common stock                                                                      (106,500)                -
   Common dividends paid                                                                         (1,730,316)         (604,742)
   Contributions from minority interests                                                            809,971                 -
   Distributions to minority interests                                                             (343,514)         (582,575)
                                                                                                 __________       ___________
     Net cash provided by (used in) financing activities                                         13,818,856           (18,233)
                                                                                                 __________       ___________
 Net increase (decrease) in cash and cash equivalents                                             2,279,751          (708,750)
 Cash and cash equivalents at January 1                                                             227,117           935,867
                                                                                                 __________       ___________
 Cash and cash equivalents at December 31                                                       $ 2,506,868      $    227,117
                                                                                                 ==========       ===========




   Supplemental schedule of noncash investing and financing activities
   On July 23, 2002, the Company merged with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. In conjunction with the merger, the Company acquired $23,890,319 worth of property and issued 2,589,179 shares of Class B common stock.

   Supplemental schedule of cash flow information: Cash paid during the year for:
       Interest                                                                                   1,691,927         1,063,574
       Income taxes                                                                                 133,841                 -



 See Notes to Consolidated Financial Statements.

                           AMREIT AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

AmREIT, ("AmREIT" or the "Company") formally AmREIT, Inc., which was incorporated in the state of Maryland in August 1993, is a real estate investment trust ("REIT") based in Houston, Texas and is listed on the American Stock Exchange (AMY). AmREIT was organized in the state of Texas on December 22, 2002 and is a pre-eminent sponsor of real estate direct participation programs to the financial planning community. For more than 17 years, the Company has established a track record of investing in commercial real estate leased to parent companies in the retail, financial services and banking, medical and restaurant sectors. AmREIT's real estate team focuses on development, management, brokerage and ownership of freestanding credit tenant leased ("CTL") and frontage shopping centers ("FSC") that are located contiguous to major thoroughfares and traffic generators. AmREIT's customer list includes national and regional tenants such as: Walgreens, Goodyear Tire, Washington Mutual, IHOP, McDonald's, Herman Hospital, Radio Shack, Coldwell Banker, Guaranty Federal, Bennigan's, Chili's, Texas Children's Pediatric Associates, Discount Tire, etc.

AmREIT owns a real estate portfolio that consists of over 46 properties located in 18 states. Its properties include single-tenant; free standing credit tenant leased projects and multi-tenant frontage projects. The single tenant projects are located from coast to coast and are primarily leased to corporate tenants where the lease is the direct obligation of the parent companies. In so doing, the dependability of the lease payments are based on the strength and viability of the entire company, not just that location. The multi-tenant projects are situated primarily throughout Texas. Supporting the real estate portfolio is an operating company subsidiary of AmREIT that provides a complete range of services including development, construction management, property management, brokerage and leasing.

Through AmREIT's direct participation programs, it creates new investment entities that buy and develop commercial real estate with proceeds raised from third-party investors. AmREIT has extensive experience and long-term relationships in the commercial real estate market - the basis of its ability to sponsor real estate investment opportunities while creating fee income and carried interests for AmREIT and its shareholders.

On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million Class B common shares to the limited partners in the affiliated partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. This merger transaction triggered a payment under the deferred consideration agreement between AmREIT and H. Kerr Taylor, President and Chief Executive Officer. The deferred consideration agreement was approved by the shareholders in 1998 as part of the sale of Mr. Taylor's advisory company to AmREIT. In the agreement, Mr. Taylor would receive additional class A common shares, in exchange for the sale of his advisory company, as AmREIT issued additional capital. Mr. Taylor was issued approximately 302 thousand Class A common shares, which resulted in a deferred merger expense of $1.9 million in the third quarter 2002. Under the deferred consideration agreement, approximately 384 thousand shares remain to be issued to Mr. Taylor in the event the Company issues additional shares prior to June 4, 2004, the expiration date of the agreement.

In accordance with Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" issued by the Financial Accounting Standards Board, the consolidated statements of operations have been restated from those originally reported for the years ended December 31, 2002 and 2001 to reflect separately the results of discontinued operations for properties held for sale during the nine-months ended September 30, 2003. The restatement had no impact on the consolidated balance sheets, consolidated statement of shareholders equity or statements of cash flows. The restatement had no impact on net (loss) income or net (loss) income per share for the years ended December 31, 2002 and 2001, see Note 10.


BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of AmREIT, and its wholly or majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF ACCOUNTING

The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.


PROPERTY

Property is leased to others, primarily on a net lease basis, whereby the operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method or the direct financing method in accordance with generally accepted accounting principles. Under the operating lease method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing lease method, properties are recorded at their net investment. Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

Expenditures related to the development of real estate are carried at cost plus capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expense.

Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.


DEPRECIATION

Buildings are depreciated using the straight-line method over an estimated useful life of 39 years. Leasehold estate properties, where the Company owns the building and improvements but not the related ground, therefore there is no residual value beyond the lease, are depreciated over the life of the lease.

INVESTMENT IN NON-CONSOLIDATED AFFILIATES

AmREIT invested $250 thousand as a limited partner and $1,000 as a general partner in AmREIT Opportunity Fund, Ltd. ("AOF"), which is accounted for using the equity method. The limited partners have the right to remove and replace the general partner by a vote of the limited partners owning two-thirds of the outstanding units. AmREIT currently owns a 10.5% limited partner interest in AOF. AOF was formed to develop, own, manage, and hold for investment and, or resell property and to make or invest in loans for the development or construction of property. Liquidation of AOF commenced in July of 2002. Based on the general partner's analysis of owned real estate as of December 31, 2002, none of the assets owned or in liquidation by AOF are impaired.

AmREIT invested $200 thousand as a limited partner and $1,000 as a general partner in AmREIT Income & Growth Fund, Ltd. ("AIG") that is accounted for using the equity method. The limited partners have the right to remove and replace the general partner by a vote of the limited partners owning a majority of the outstanding units. AmREIT currently owns an approximately 3.9% limited partner interest in AIG. AIG was formed to develop, own, manage, and hold for investment and, or resell property and to make or invest in loans for the development or construction of property.

AmREIT invested $70 thousand as a limited partner in AmREIT CDP #27, LP that is accounted for using the equity method. AmREIT CDP #27, LP was formed to acquire commercial real property and to develop, operate, lease, manage, and or sell real property. AmREIT CDP #27, LP purchased two IHOP properties in 2001 located in Memphis, Tennessee and Tupelo, Mississippi. The Memphis, Tennessee property was sold for a profit in the first quarter of 2002.

ARIC invested $122 thousand as a limited partner in AmREIT CDP SPE #33, Ltd. that is accounted for using the equity method. AmREIT CDP SPE #33, Ltd. was formed to acquire commercial real property and to develop, operate, lease, manage, and or sell real property. In December 2001, AmREIT CDP #33, Ltd. purchased three IHOP leasehold estate properties located in Houston, Texas, Orem, Utah, and Hagerstown, Maryland.

AmREIT invested $330 thousand as a member in AmREIT CDP #31, LLC ("CDP 31") that is accounted for using the equity method. CDP 31 was formed to acquire commercial real property and to develop, operate, lease, manage, and or sell real property. CDP 31 purchased two IHOP properties in 2001 located in Cookeville, Tennessee and Scottsdale, Arizona. Both properties were sold during the first quarter 2002, and CDP 31 does not own any real property as of December 31, 2002.


OTHER ASSETS

Other assets include loan acquisition costs, net of accumulated amortization, of $250 thousand. Loan acquisitions costs are incurred in obtaining property financing and are amortized to interest expense on the effective interest method over the term of the debt agreements. Accumulated amortization related to loan acquisition costs as of December 31, 2002 totaled $86 thousand.

DEFERRED COMPENSATION

Deferred compensation includes stock grants to employees as a form of long term compensation. The stock grants vest over a period of time not to exceed four years. This allows the Company to align the interest of its employees with the interest of our shareholders. As the stock grants vest, the Company will amortize the vested portion to compensation expense. The expense will be calculated by taking the number of shares vested multiplied by the market price per share as determined on the vesting dates.

Effective January 1, 2003, AmREIT will adopt SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123".

STOCK ISSUANCE COSTS

Issuance costs incurred in the raising of capital through the sale of common stock are treated as a reduction of shareholders' equity.

REVENUE RECOGNITION

Properties are primarily leased on a net lease basis. Revenue is recognized on a straight-line basis over the terms of the individual leases. Service fees are recognized when earned.

FEDERAL INCOME TAXES

AmREIT is qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes to the extent of dividends paid, provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 90% of its real estate investment trust taxable income is distributed by March 15 of the following year.

AmREIT Realty Investment Corporation ("ARIC"), a wholly owned subsidiary of AmREIT, is treated as a taxable REIT subsidiary for Federal income tax purposes. As such, ARIC and its consolidated subsidiaries have recorded a Federal income tax expense at December 31, 2002 of $61 thousand, which represents the Federal income tax obligations on the consolidated taxable REIT subsidiary's taxable net income. Additionally, in 2002, a deferred tax liability of $28 thousand was established to record the taxes on certain real estate assets of ARIC.

EARNINGS PER SHARE

Basic earnings per share has been computed by dividing net income to class A common shareholders by the weighted average number of class A common shares outstanding. Diluted earnings per share has been computed by dividing net income (as adjusted) by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares.

The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:


                                                                                   For the Years Ended December 31,

BASIC AND DILUTED EARNINGS PER SHARE                                                  2002               2001
  Weighted average common shares outstanding (in thousands)                          2,470              2,355

  Basic and diluted (loss)/earnings per share *                                     $(0.62)             $0.34
                                                                                    -------              -----

  EARNINGS FOR BASIC AND DILUTED COMPUTATION

  (Loss) earnings to Class A common shareholders (in thousands) *                  $(1,524)              $791
                                                                                     ======              ====


 * For 2002, the loss of $1.524 million includes the charge taken against earnings during the third quarter of $1.9 million, which was the market value of the Class A common shares issued to H. Kerr Taylor, President & CEO, related to the sale of his advisory company to AmREIT in 1998. The charge was for the deferred merger cost due from this sale that was triggered by the issuance of additional common stock as part of the merger with AmREIT's affiliated partnerships during the third quarter of 2002.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's consolidated financial instruments consist primarily of cash, cash equivalents, accounts receivable and accounts and notes payable. The carrying value of cash, cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The Company's total debt obligations are $33.6 million, of which $13.42 million has variable rate terms and therefore, the fair value is representative of its carry value. Approximately $20.18 million has fixed rate terms, of which approximately $15.5 million was entered into during 2002. Based on the dates that the debt obligations were entered into and the pricing on current debt obligations, the Company believes that the fair value of its fixed rate debt obligations is materially representative of its carry value.


NEW ACCOUNTING STANDARDS

On June 29, 2001, SFAS No. 141, "Business Combinations" was approved by the Financial Accounting Standards Board ("FASB"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company implemented SFAS No. 141 on July 1, 2001. The adoption of this Statement had no effect on the Company's consolidated financial position or results of operations.

On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets " was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company implemented SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 did not have a material impact on our consolidated financial position, results of operations, or cash flows.


In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS No. 143 did not have a material impact on our consolidated financial position, results of operations, or cash flows.

On January 1, 2002, the company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses accounting and reporting for the impairment or disposal of a segment of a business. More specifically, this statement broadens the presentation of discontinued operations to include a component of an entity whose operations and cash flows can be clearly distinguished, opertionally and for financial reporting purposes, from the rest of the entity. The adoption of SFAS No. 144 did not have a material impact on our consolidated financial position, results of operations, or cash flows.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002, however, these disclosure modifications are not applicable to the Company and adoption of SFAS 148 is not anticipated to have a material impact on our consolidated financial position, results of operations, or cash flows.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

Reclassification

Certain amounts in the 2001 consolidated financial statements have been reclassified to conform to the presentation used in the 2002 consolidated financial statements.

2. OPERATING LEASES

A summary of minimum future rentals to be received, exclusive of any renewals, under noncancellable operating leases in existence at December 31, 2002 is as follows:

                           2003                      4,342,650
                           2004                      4,260,343
                           2005                      4,015,934
                           2006                      3,994,020
                           2007                      3,754,100
                           2008-2027                15,285,089
                                                    ----------
                                                   $35,652,136



3. NET INVESTMENT IN DIRECT FINANCING LEASES

The Company's net investment in its direct financing leases at December 31, 2002 included:

 Minimum lease payments receivable                $ 61,306,182
 Unguaranteed residual value                         3,858,403
 Less: Unearned income                             (41,759,261)
                                                   ------------
                                                  $ 23,405,324


A summary of minimum future rentals, exclusive of any renewals, under the noncancellable direct financing leases follows:

                           2003                      2,444,944
                           2004                      2,453,682
                           2005                      2,462,421
                           2006                      2,471,778
                           2007                      2,605,857
                           2008 - 2027              48,867,500
                                                   -----------

                                    Total          $61,306,182
                                                   ===========




4. INVESTMENT IN NON-CONSOLIDATED AFFILIATES



AmREIT owns interests in 5 limited liability companies or limited partnerships, which are accounted for under the equity method since
AmREIT exercises significant influence. Our interests in these joint ventures and limited partnerships range from 2% to 40%, which are primarily single and multi-tenant net lease retail real estate assets. Combined condensed financial information of these ventures (at 100%) is summarized as follows:

                               Combined Balance Sheet                                              December 31, 2002
Assets
          Property, net                                                                               $  8,698,634
          Cash                                                                                           4,172,585
          Other assets                                                                                   2,456,268
                                                                                                     -------------
          TOTAL ASSETS                                                                                 $15,327,487
                                                                                                       ===========

Liabilities and partners' capital
          Notes payable                                                                               $  3,859,810
          Other liabilities                                                                                493,454
          Partners capital                                                                              10,974,223
                                                                                                      ------------
          TOTAL LIABILITIES AND PARTNERS' CAPITAL                                                      $15,327,487
                                                                                                       ===========


                          Combined Statement of Operations

                                                                                               2002                   2001

Total Revenue                                                                            $   2,624,850           $    582,001

Expense
          Interest                                                                             358,672                 83,110
          Depreciation and amortization                                                        189,066                 71,640
          Other                                                                                188,834                188,598
                                                                                        --------------              ---------
          TOTAL EXPENSE                                                                        736,572                343,348
                                                                                        --------------              ---------

          NET INCOME                                                                     $   1,888,278           $    238,653
                                                                                         =============           ============



5. NOTES PAYABLE

In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which had an original term of one year, and has been extended through April 2003, the Company may borrow up to $20 million subject to the value of unencumbered assets. The Company is negotiating with the Lender for an extension of the Credit Facility, which would extend the maturity of the Credit Facility beyond December 31, 2003. The Credit Facility contains covenants, which among other restrictions, require the Company to maintain a minimum net worth and a maximum leverage ratio. As of December 31, 2002, the Lender had waived these financial covenants. The Credit Facility bears interest at an annual rate of LIBOR plus a spread of 2.0% (3.4375% as of December 31, 2002). On December 31, 2002, $11.76
million was outstanding under the Credit Facility. Thus the Company has approximately $8.24 million available under its line of credit subject to use of proceeds by the lender.

In March 1999, the Company entered into a ten-year mortgage note, amortized over 30 years, for $1 million with $968 thousand being outstanding at December 31, 2002. The interest rate is fixed at 8.375% with payments of principal and interest due monthly. The note matures April 1, 2009 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property with an aggregate carrying value of $1.179 million, net of $107 thousand of accumulated depreciation.

In February 2001, the Company entered into a ten-year mortgage note, amortized over 20 years, for $1.35 million with $1.3 million being outstanding at December 31, 2002. The interest rate is fixed at 8.25% with payments of principal and interest due monthly. The note matures February 28, 2011 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property, which is accounted for as a direct financing lease with a net investment in direct financing lease of $1 million and land of $741 thousand.

In October 2001, the Company entered into a ten-year mortgage note amortized over 30 years, for $2.4 million with $2.378 million being outstanding at December 31, 2002. The interest rate is fixed at 7.60% with payments of principal and interest due monthly. The note matures November 1, 2011 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property with an aggregate carrying value of $3.967 million, net of $330 thousand of accumulated depreciation.


In October 2001, the Company entered into a note payable for $1.658 million with $1.658 million being outstanding at December 31, 2002. The interest rate is equal to the thirty day LIBOR rate plus 280 basis points, but in no event lower than 6.75%, which equated to 6.75% at December 31, 2002. The note matures November 1, 2004 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property, which is accounted for as a direct financing lease with a net investment in direct financing lease of $1.33 million and land of $564 thousand.

Beginning in April 2002, AAA CTL Notes, Ltd., a majority owned subsidiary of AmREIT, began entering into non-recourse ten-year mortgages, amortized over 20 years, related to the purchase of seventeen IHOP properties. The following table summarizes the terms of loan agreements and the property collateralizing the non-recourse notes. As of December 31, 2002 the Company is in compliance with all terms of the agreement. The non-recourse notes have cross-collateralization and default provisions with each other.


                                                   Loan amount at                                     Net investment in
           Location               Original loan     December 31,     Fixed                             direct financing
                                     amount             2002        interest     Date loan                 lease
                                 (in thousands)    (in thousands)     rate        matures              (in thousands)
  Shawnee, KS                            $ 751             $ 741     7.82%      May 1, 2012                      $ 889
  El Paso, TX                              760               751     7.82%      May 1, 2012                        897
  Beaverton, OR                            887               876     7.82%      May 1, 2012                      1,046
  Rochester, NY                            951               939     7.82%      May 1, 2012                      1,136
  Baton Rouge, LA                        1,250             1,235     7.82%      May 1, 2012                      1,460
  Charlottesville, VA                      630               622     7.82%      May 1, 2012                        749
  Albuquerque, NM                          767               747     7.82%      May 1, 2012                        887
  Springfield, MO                        1,030             1,019     7.82%     June 1, 2012                      1,208
  Salem, OR                                621               614     7.82%     June 1, 2012                        732
  Roanoke, VA                              712               706     7.89%    July 1,  2012                        845
  Alexandria, LA                           716               711     7.89%     Aug. 1, 2012                        855
  Centerville, UT                        1,242             1,233     7.89%     Aug. 1, 2012                      1,078
  Memphis, TN                            1,342             1,333     7.89%     Aug. 1, 2012                      1,088
  La Verne, CA                             745               741     7.89%    Sept. 1, 2012                        998
  El Paso, TX                              894               890     7.89%    Sept. 1, 2012                      1,156
  Memphis, TN                              777               773     7.89%    Sept. 1, 2012                      1,062
  Parker, CO                               835               831     7.89%    Sept. 1, 2012                      1,112

                               ----------------- -----------------                                  --------------------
            Total                      $14,910           $14,762                                               $17,198
                               ================= =================                                  ====================



In July of 2002, the Company issued thirteen, 8 year subordinated, 5.47% interest-only notes totaling $760 thousand, maturing July 2010. The notes, which are callable by the Company at par plus accrued interest, were issued to partners who dissented against the Company's merger with three affiliated public partnerships.

Aggregate annual maturity of the notes payable for each of the following five years ending December 31 are as follows:

                (in thousands)
                  2003                                  $     12,172
                  2004                                           447
                  2005                                           483
                  2006                                           522
                  2007                                           565
                  Thereafter                                  19,397
                                                        ------------
                                                        $     33,586

6. MAJOR TENANTS

The following schedule summarizes rental income by lessee for 2002 and 2001 (in thousands):

                                                                                   2002        2001

International House of Pancakes                                                 $ 1,784       $ 510
Footstar, Inc.                                                                      735         713
OfficeMax, Inc. (5)                                                                 509         518
Wherehouse Entertainment                                                            381         378
Hollywood Entertainment Corp.                                                       273         273
Sugar Land Imaging Affiliates Ltd.                                                  264         217
Mattress Giant, Inc.                                                                168         106
Washington Mutual                                                                   158         158
Radio Shack                                                                         109         109
Golden Corral (4)                                                                   167           0
Texas Children's Pediatrics (2)                                                     137           0
Don Pablos                                                                           78          79
One Care Health Industries, Inc. (1)                                                 57         204
Comp USA (4)                                                                        123           0
Baptist Memorial Hospital (4)                                                       102           0
TGI Friday's (4)                                                                     83           0
Dr. Pucillo (4)                                                                      87           0
Pier 1                                                                               62           0
America's Favorite Chicken Co. (3) (4)                                               55          21
Blockbuster (4)                                                                      42           0
Waldenbooks (4)                                                                      38           0
Jack in the Box (4)                                                                  34           0
Goodyear (4) (5)                                                                     25           0
Skewers                                                                              18           0
Hope Rehab                                                                            5           0
                                                                                -------     -------

Total                                                                           $ 5,494     $ 3,286
                                                                                =======     =======


(1) One Care Health Industries, Inc. was a tenant at Copperfield Medical Plaza. In April of 2002, AmREIT negotiated a lease buy out agreement with One Care for approximately $190 thousand. As a result, AmREIT immediately released approximately 75% of the available space to Texas Children's Pediatrics and the Company has negotiated a lease for balance of the space.
(2) Texas Children's Pediatrics entered into a long-term lease with AmREIT, beginning in May 2002, at Copperfield Medical Plaza. The lease was entered into as a result of the negotiated lease buy out by AmREIT and One Care Health Industries, Inc.
(3) The America's Favorite Chicken Co. restaurant located in Atlanta was sold by AmREIT during the first quarter 2001.
(4) Properties were purchased from three affiliated partnerships in July 2002.
(5) In accordance with Statement ofFinancial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" issued by the Financial Accounting Standards Board, the rental income from the Office Max located in Dover, DE (2002 and 2001) and the Goodyear Tire Store located in Houston, TX (2002) have been restated to reflect separately the results from discontinued operations for these properties, which were held for sale during the nine months ended September 30, 2003. Accordingly, the above table reflects income from continuing operations and discontinued operations.

7. FEDERAL INCOME TAXES

The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences, merger costs and potential acquisition costs which are expensed for financial reporting purposes.

For income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows (in thousands):

                                                      2002                         2001
                                                    --------                     --------
Ordinary income                                     $      -                     $      6
Return of capital                                      1,730                          143
Capital gain                                               -                          456
                                                    --------                     --------
                                                    $  1,730                     $    605
                                                    ========                     ========




8.   RELATED PARTY TRANSACTIONS

See Note 4 regarding investments in non-consolidated affiliates.

On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. AmREIT accounted for this merger as a purchase, whereby the assets of the partnerships have been recorded at fair market value. AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships as a result of the merger. Approximately $760 thousand in 8 year, 5.47% interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented to the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense stemmed from stock issued to H. Kerr Taylor, President and Chief Executive Officer, based on a deferred consideration that was approved by the stockholders in 1998. Mr. Taylor was issued 302 thousand shares of Class A common stock, which resulted in a $1.9 million charge to earnings in the third quarter 2002. As the Company raises additional equity, Mr. Taylor is eligible to receive up to an additional 384 thousand shares of Class A common stock pursuant to the deferred consideration agreement approved by the stockholders in 1998 related to the sale of Mr. Taylor's advisory company to AmREIT.

The Company provides property acquisition, leasing, administrative and management services for ten affiliated real estate limited partnerships that are under common management (the "Partnerships"). The president and director of the Company owns between 45% and 100% of the stock of the companies that serve as the general partner of the Partnerships. Service fees of $245 thousand and $335 thousand were paid by the Partnerships to the Company for 2002 and 2001 respectively.

As a sponsor of real estate investment opportunities to the NASD financial planning broker dealer community, the Company maintains a 1% general partner interest in the investment funds that it sponsors. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. The Company also assigns a portion of this general partner interest in these investment funds to its employees as long term, contingent compensation. In so doing, the Company believes that it will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.

On March 20, 2002, the Company formed AAA CTL Notes, Ltd. ("AAA"), a majority owned subsidiary which is consolidated in the financial statements of AmREIT, through which the Company purchased fifteen IHOP leasehold estate properties and two IHOP fee simple properties.

Locke Liddell and Sapp, LLP acts as the Company's corporate attorneys. Bryan Goolsby is the managing director of Locke Liddell and Sapp LLP and is a member of the Company's board of trust managers. During 2002 and 2001, the Company paid Locke Liddell and Sapp LLP approximately $777 thousand and $133 thousand, respectively, for legal services rendered.


9. PROPERTY ACQUISITIONS AND DISPOSITIONS

During the third quarter, the Company purchased seventeen IHOP restaurant properties. Fifteen of the properties are leasehold estate properties, whereby the Company owns the physical improvements, but does not own the underlying land. Two of the properties were purchased in fee simple. The total purchase price was $17.25 million. The properties were purchased utilizing $2.34 million cash and $14.91 million non-recourse, 10-year debt with an average interest rate of 7.85%. Each lease agreement extends for a period of 18-25 years, however, the tenant has the ability to extend the primary term of the lease for two to three additional terms of five years each. Additionally, each lease is subject to a corresponding ground lease with the same term of 18-25 years and two to three additional terms of five years each. The Company recorded $1.18 million in rental income during 2002 from properties acquired in this transaction.

On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd., which was accounted for as an acquisition. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships. The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares do not have voting rights, receive a fixed 8% cumulative and preferred dividend, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder's option. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company.

The following selected unaudited pro forma consolidated statement of operations for AmREIT and subsidiaries gives effect to the merger with its three affiliated partnerships, which assumes that the merger occurred on January 1, 2002 and January 1, 2001, respectively. Additionally, we have presented a summary of assets acquired and liabilities assumed as of the date of the merger, July 23, 2002.

                 Pro Forma Consolidated Statement of Operations
                    For the Twelve Months Ended December 31,
                                  (Unaudited)

                                                                                      2002                           2001
Revenues
         Rental income and earned income                                        $    6,399,475                 $    5,012,747
         Other income                                                                2,542,974                      2,459,287
                                                                                   -----------                    -----------
         Total Revenues                                                              8,942,449                      7,472,034
                                                                                   -----------                    -----------

Total Expense                                                                        8,806,471                      6,811,762
                                                                                   -----------                    -----------

Proforma  Income  Before  Minority  Interest  in  Net  Income  of
Consolidated Joint Ventures                                                            135,978                        660,272

Federal Income Tax Expense from Non-Qualified Subsidiary                               (20,524)                      (144,420)
                                                                                  ------------                   ------------
Minority Interest in Net Income of Consolidated Joint Ventures                         (46,419)                             -

Pro Forma Net Income                                                            $       69,035                 $      515,852

Distributions to Class B Shareholders                                               (1,822,262)                    (1,915,992)
                                                                                  ____________                   ____________
Net (Loss) available to Class A Shareholders                                        (1,753,227)                    (1,400,140)

Pro Forma Basic and Diluted (Loss)Per Share                                     $        (0.65)                 $       (0.52)
                                                                                  ============                   ============

Pro Forma Weighted Average Common Shares Outstanding                                 2,691,580                      2,706,961


               Summary of Assets Acquired and Liabilities Assumed
                              As of July 23, 2002,
                                  (Unaudited)


Assets
         Buildings                                                                  $  16,330,088
         Land                                                                           7,560,231
         Accounts receivable                                                            1,105,612
         Prepaid expenses                                                                  15,757
                                                                                    -------------
         TOTAL ASSETS                                                               $  25,011,688
                                                                                    =============

Liabilities                                                                         $     132,630
                                                                                    -------------
Net assets acquired                                                                 $  24,879,058
                                                                                    =============
Class B common shares issued                                                        $  24,118,648
Subordinated notes issued                                                                 760,410
                                                                                    =============


10.  DISCONTINUED OPERATIONS

The operations of two properties reported as held for sale at September 30, 2003 have been restated as discontinued operations for 2002 and 2001 as required by SFAS No. 144. The following is a summary of our discontinued operations:

                                                    December 31,
                                                 2002          2001
Rental Revenue                                $301,064       $276,444
Depreciation and amortization                  (55,223)       (50,725)
                                              ________       ________
Income from discontinued operations           $245,841       $225,719
Basic and diluted income from
  discontinued operations per common share       $0.10          $0.10



11. COMMITMENT

The Company has a one-year lease agreement for its office facilities through December 31, 2003. Rental expense for the years ended December 31, 2002 and 2001 was $77 thousand and $71 thousand, respectively.

SIGNATURE

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                            AmREIT



                       By:          /s/ Chad C. Braun
                           ---------------------------------------------
                           Chad C. Braun, Chief Financial Officer



Dated:  December 23, 2003